Exhibit 99.1

Brookline Bancorp, Inc. Issues Correction to Press Release Announcing Its 2012 First Quarter Results

BROOKLINE, Mass.--(BUSINESS WIRE)--April 25, 2012--Brookline Bancorp, Inc. (NASDAQ: BRKL) (the “Company”) announced today a correction to its press release issued on Wednesday, April 18, 2012 entitled “Brookline Bancorp Announces 2012 First Quarter Results.” In the press release, the Company reported that its net interest margin for the first quarter 2012 was 4.08 percent and that its net interest spread was 3.88 percent. As part of its ongoing analysis of the purchase accounting associated with the Bancorp Rhode island acquisition, the Company notes that while the underlying interest income and interest expense was accurately presented, the Company’s net interest margin should have been reported as 3.87 percent and the net interest spread should have been reported as 3.68 percent. Total assets of $4.9 billion, and operating earnings and net income of $10.3 million and $7.2 million, respectively, remain unchanged.

About Brookline Bancorp, Inc.

Brookline Bancorp, Inc., a bank holding company with approximately $4.9 billion in assets and 43 branches throughout Massachusetts and Rhode Island, is headquartered in Brookline, Massachusetts and operates as the holding company for Brookline Bank, Bank Rhode Island, and The First National Bank of Ipswich. The Company provides commercial and retail banking services, and cash management and investment services to customers throughout Central New England. More information about Brookline Bancorp, Inc. and its banks can be found at the following websites: www.brooklinebank.com, www.bankri.com, and www.fnbi.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among others, the risks outlined in the Company’s Annual Report on Form 10-K, as updated by its Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

CONTACT:
Brookline Bancorp, Inc.
Julie A. Gerschick, 617-278-6406
Chief Financial Officer and Treasurer
jgerschick@brkl.com